Exhibit (d)(2)

September 22, 2003

Mr. Mark F. Loehr

Chief Executive Officer

Soundview Technology Group, Inc.

170 E. Putnam Avenue

Greenwich, CT 06870

Dear Mr. Loehr:

In connection with our mutual consideration of a possible transaction between Soundview Technology Group, Inc. and/or its subsidiaries, affiliates or joint ventures (collectively, the “Company”) and The Charles Schwab Corporation and/or its subsidiaries, affiliates or joint ventures (collectively, “Schwab”), each of us is prepared to make available to the other party certain information concerning our respective businesses, financial condition, operations, assets and liabilities. In consideration for and as a condition to furnishing each other certain Evaluation Material (as defined below), Schwab and the Company each acknowledges the confidential and proprietary nature of the Evaluation Material furnished by the other party and agrees to hold and keep the same confidential as provided in this Agreement (this “Agreement”). This Agreement is effective as of August 1, 2003 or as of the date either party first received Evaluation Material from the other party, whichever is earlier (the “Effective Date”).

As used herein, the term “Representatives” with regard to a party means such party’s directors, officers, employees, advisors, attorneys, outside auditors and other agents and representatives.

As used herein, the term “Evaluation Material” means any information that either party discloses, whether in writing, electronically or orally, to the other party or its Representatives, whether in tangible or intangible form, in connection with or relating to a possible transaction, including any notes, analyses, compilations, studies, interpretations or other documents prepared by such party or its Representatives which contain or reflect, in whole or in part, such information. By way of example and not limitation, Evaluation Material includes: (i) any information concerning a party’s, its agents’ or licensors’ financial or business plans or operations, such as research activities and plans, marketing or sales plans, pricing or pricing strategies, operational techniques, internal controls, compliance policies, methods of operation, security procedures, strategic plans, Customer Information (as defined below) and unpublished financial information, including information concerning revenues, profits and profit margins; and (ii) any information concerning a party’s, its agents’ or licensors’ technology or intellectual property, such as patents, systems, source code, databases, hardware, software, programs, applications, engine protocols, routines, know how, models, displays and manuals, including, without limitation, the selection, coordination and arrangement of the contents thereof. Without limiting the generality of the foregoing, the Evaluation Material of a disclosing party shall be deemed to include any copies of Evaluation Materials and any note, excerpt, compilation, report or similar item which contains any Evaluation Material, regardless of the party that prepared such item. The parties agree that neither of them will have an obligation to specifically identify by any notice or other action any information to which the protection of this Agreement extends.

The term “Evaluation Material” does not include information which (i) with respect to the Company is or becomes generally available to the public other than as a result of disclosure by Schwab or its Representatives, (ii) with respect to Schwab, is or becomes generally available to the public other than as a result of disclosure by the Company or its Representatives, (iii) was available or becomes available to Schwab or the Company, as the case may be, on a non-confidential basis, provided that the source of information is not known to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation with respect to such information, or (iv) is developed by the receiving party independently of any Evaluation Material it receives from the disclosing party.

The parties hereto agree that they will use the Evaluation Material solely for the purpose of evaluating a possible transaction between Schwab and the Company. Each party will keep the Evaluation Material confidential and, except with the prior written consent of the other party, will disclose the Evaluation Material only to the persons set forth herein. A party may provide the Evaluation Material to its Representatives who need to have access to such Evaluation Material for the purpose of evaluating a possible transaction between Schwab and the Company, and who are under confidentiality obligations substantially similar to those set forth herein. The Company shall be responsible for any breach of the terms hereof by it or its Representatives and Schwab shall be responsible for any breach of the terms hereof by it or its Representatives. In the event that Schwab or the Company is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Evaluation Material of the other party, the party requested or required to disclose the Evaluation Material will provide such other party with prompt written notice of such request(s) to enable the other party to seek protection, either by an appropriate protective order or otherwise.

Each of the Company and Schwab represents and warrants that its disclosure of Evaluation Material and participation in discussions regarding a possible transaction with the other party hereto does not and shall not constitute or give rise to any violation, breach or default under any agreement or arrangement of such party with any third party; and each further represents and warrants that no confidential information or trade secrets of any third party are being or will be disclosed by the Company or Schwab in connection with Evaluation Material, unless the Company or Schwab, as the case may be, has received authorization from such third party. Each of the Company and Schwab agrees to indemnify, defend and hold the other party hereto harmless from and against any and all liabilities, claims, damages, costs and expenses (including attorneys’ fees) arising from or relating to either party’s breach or claimed breach of the foregoing representations and warranties, as applicable.

Each party understands and acknowledges that neither the disclosing party nor any of its Representatives is making any representation or warranty as to the accuracy or completeness of any of the Evaluation Material furnished by or on behalf of the disclosing party, except and to the extent and only to such effect as shall be expressly set forth in an executed and delivered definitive agreement between such parties.

The Evaluation Material shall remain the property of the party providing it and disclosure to the other party shall not confer on such other party any rights with respect to such Evaluation Material other than rights specifically set forth in this Agreement. Neither the execution of this Agreement nor the furnishing of any Evaluation Material hereunder shall be construed as granting, either expressly or by implication, estoppels or otherwise, any license under or title to any invention or patent now or hereafter owned or controlled by either party.

The Company and Schwab each acknowledge the confidential nature of its discussions and any potential business relationship. Without the prior written consent of the other party hereto, except as provided herein, neither party (including such party’s Representatives) will disclose to any person either any information about the possible transaction or the fact that discussions or negotiations are taking place concerning a possible transaction, including the status thereof, unless in the opinion of such party’s counsel such disclosure is legally required. If a party’s counsel determines that disclosure of the negotiations or transaction is required by law or the requirements of any stock exchange or other self-regulatory agency on which a party’s shares are listed for trading, such party shall provide the other party with as much prior written notice and opportunity for consultation as is practicable under the circumstances of any intended disclosure. The term “person” as used in this Agreement shall be broadly interpreted to include without limitation any corporation, limited liability company, company, partnership, association, or individual. Furthermore, the existence of any business negotiations, discussions, consultations or agreements in progress between the parties shall not be released by a party to any form of public media without written approval of both parties, except as determined by a party’s counsel to be required by law and such party shall provide the other party with prompt prior written notice.

The Company and Schwab acknowledge that they are aware of the restrictions imposed by the United States federal securities laws and other domestic and foreign laws on a person possessing material non-public information about Schwab or the Company, or a potential transaction involving Schwab and the Company and each agrees to comply with such laws.

If either party decides not to proceed with a transaction with the other party, the party deciding not to proceed shall promptly inform the other party of that decision. In that case, or at any time upon the request of one of the parties for any reason, all documents (and all copies thereof, other than board presentation materials maintained as records of the meeting thereof or as necessary to comply with any regulatory requirements, and other than as required by the parties’ Representative’s document retention policies) furnished by or on behalf of the disclosing party pursuant hereto shall be promptly returned. In the event of such a decision or request, and such shall be confirmed in writing, all other Evaluation Material prepared by the receiving party or its Representatives shall be destroyed and no copy thereof shall be retained (other than board presentation materials maintained as records of the meeting thereof or as necessary to comply with any regulatory requirements, and other than as required by Representative’s document retention policies). Notwithstanding the return or destruction of the Evaluation Material, each of the parties hereto and their Representatives will continue to be bound by the obligations of confidentiality and other obligations under this Agreement.

The parties acknowledge and agree that, in entering into this Agreement, they do not intend to enter, nor have they entered, into any agreement to negotiate a definitive agreement. This Agreement does not obligate either party to negotiate in good faith or to proceed to the completion of any other agreement. The parties agree that neither party will be under any legal obligation of any kind with respect to such transaction by virtue of this Agreement, except for the express obligations contained in this Agreement or any other binding written agreement between the parties.

If any Evaluation Material relates to the U.S. federal income tax treatment or tax structure of a transaction then, notwithstanding anything herein to the contrary, either party (or any Representative) may, upon written permission of the other party, disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it, to the extent such materials relate to such U.S. federal income tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent required to be kept confidential to comply with any applicable federal or state securities laws; and provided further, however, that in the event that, and for so long as, either party proposes a transaction that qualifies for the “mergers and acquisitions” exception contained in Treasury Regulation §301.6011-4(b)(3)(ii)(B) or §301.6111-2(c)(2)(ii) (a “Qualifying M&A Transaction”), such disclosure with respect to such Qualifying M&A Transaction (without any effect on such disclosure with respect to any transaction which is not a Qualifying M&A Transaction) may be made upon the earliest to occur of (i) the date of the public announcement of discussions relating to such Qualifying M&A Transaction, (ii) the date of the public announcement of such Qualifying M&A Transaction, or (iii) the date of the execution of an agreement (with or without conditions) to enter into such Qualifying M&A Transaction. In interpreting the immediately preceding sentence, it is the express intent of the parties that any person that may participate in a transaction discussed or contemplated by the parties is expressly authorized to disclose whatever information (but only such information) as may be necessary and/or required such that none of the transactions contemplated or discussed by the parties pursuant to this Agreement will be a “confidential transaction” within the meaning of either Treasury Regulation §1.6011-4(b)(3) or Treasury Regulation §301.6111-2(a)(2)(ii), as such regulations may be amended, modified or clarified. For these purposes, “tax treatment” and “tax structure” shall have the meanings ascribed in Treasury Regulation §1.6011-4(c)(8)-(9) and, for the avoidance of any doubt, shall not include (i) the identity of any existing or future party (or any affiliate of such party) to a transaction or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments relating to any transaction (or the amount of any deductions, credits or other tax items related to the foregoing). Nothing contained in this paragraph shall limit either party’s ability to consult, in accordance with the other terms of this Agreement, any tax advisor (including a tax advisor independent from all other entities involved in a transaction) regarding the tax treatment or tax structure of a transaction.

Each of Schwab and the Company represents it is acting as a principal for its own account in connection with the possible transaction. If any provisions of this Agreement shall be unlawful, void or for any reason unenforceable, in whole or in part, such provision or part shall to that extent be deemed not to be a part of this Agreement and shall in no way affect the validity or enforceability of the remaining provisions of this Agreement.

Without prejudice to the rights and remedies otherwise available to the parties hereto, the parties will be entitled to equitable relief by way of injunction if a party or any of its Representatives breaches or threatens to breach any of the provisions of this Agreement. Accordingly, a disclosing party shall be entitled to a preliminary and final injunction without the necessity of posting any bond or undertaking in connection therewith to prevent any further breach of this Agreement or further unauthorized use of Evaluation Material.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof, including by facsimile, signed by the other party hereto. This Agreement contains the entire agreement between the parties hereto regarding the subject matter hereof and supersedes all prior agreements or understandings. No modification or amendment of this Agreement or waiver of the terms and conditions hereof shall be binding upon the parties hereto, unless agreed to by each of the parties hereto in a written instrument.

This Agreement shall be governed and construed in accordance with the laws of the State of New York, United States of America, without reference to the conflicts of law provisions thereof. Each party agrees to submit to the jurisdiction of the federal courts located in New York, New York.

This Agreement shall remain in effect for three years from the date of this Agreement. However, if Customer Information of Schwab or the Company, as the case may be (“Customer Information”) is made available to the other party pursuant to this Agreement, the other party shall hold such Customer Information in confidence for a period of five years from the date of this Agreement.

“Customer Information” with regard to Schwab or the Company, as the case may be, means all disclosed confidential data information pertaining to, or capable of identifying, customers, including without limitation, all (i) names, addresses, email addresses, passwords, personal financial information, personal preferences; demographic data; marketing data; data about securities transactions; credit data, or any other identification data; (ii) information that reflects use of or interactions with Service (as defined below) including but not limited to, web sites, information concerning computer search paths, any profiles created or general usage data; or (iii) data otherwise submitted in the process of registering for Service, including web sites, and any data submitted during the course of using Schwab’s Service, including its web sites. As used herein, the term “Service” with regard to Schwab or the Company, as the case may be, means any service, including without limitation any financial or brokerage service, that Schwab or the Company makes available to its customers, prospects and/or users through web sites, desktops, email, wireless devices or from any other communications channel or other medium developed, owned, licensed, operated, hosted or otherwise controlled by or on behalf of Schwab or any affiliate, subsidiary or joint venture of such party.

Each party hereto agrees that for a period of nine months from the date hereof, neither it nor any of its Representatives (the “soliciting party”) will, directly or indirectly, solicit for hire (other than as may occur incidentally through general advertising or other general or mass solicitation) or hire any Principal or more senior officer of the Company or any Senior Vice President or more senior officer of Schwab, as the case may be, with whom it has come into contact or who was specifically identified to it in connection with or during the course of its evaluation of a potential transaction, so long as such officer is so employed, without obtaining the prior written consent of such other party.

For a period of one (1) year from the date of this Agreement, neither party nor their affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended) or their Representatives shall, without prior written approval of the Board of Directors of the other party: (a) in any manner acquire or agree to acquire or make any proposal to acquire, directly or indirectly, any voting securities in excess of five percent of the outstanding shares of the other party, or property of the other party or its subsidiaries, (b) propose to enter into, directly or indirectly, any merger or business combination involving the other party or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the other parties or its subsidiaries assets, (c) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting any voting securities of the other party or its subsidiaries, (d) form, join or in any way participated in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) or otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the other party, (e) advise, assist or encourage any other persons in connection with any of the foregoing or (f) announce any proposal to amend or terminate the provisions of this paragraph; provided, that the restrictions set forth in clause (c) and (d) of this sentence shall not apply to votes as to which, pursuant to the rules of the New York Stock Exchange, the NASD and any other applicable regulations, brokers are entitled to exercise discretionary authority without receiving instructions from the beneficial owners of the shares being voted by such broker. Notwithstanding the foregoing, the proscriptions set forth in this paragraph of this letter agreement shall not apply to (w) ordinary course of business market making activities, (x) purchases or sales for the purpose of facilitating customer transactions or passive investments by the Company or Schwab or any of their affiliates primarily for the purpose of cash or money management, (y) any assets, whether actively or passively managed, of an affiliated pension or employee benefit plan or trust or to direct or indirect interests in portfolio securities held by (1) an investment company registered under the Investment Company Act of 1940 advised by Schwab or the Company or their affiliates, (2) a separately managed account advised by Schwab or the Company or their affiliates or (3) any other assets with respect to which Schwab or the company or their affiliates serve solely in a fiduciary capacity; or (z) interests in securities comprising part of a broad based, publicly traded market basket or index of stocks approved for such a plan or trust in which such plan or trust invests or to any other program or index trading strategy, in the case of each of (w), (x), (y) and (z), so long as Schwab or the Company, as the case may be and their respective affiliates exercise any voting control in accordance with all applicable laws. Notwithstanding the foregoing, to the extent that it would not require public disclosure, the parties may contact the Chief Executive Officer of the other party to determine if such party is then interested in a proposal from the other with respect to a business relationship or other transaction. Notwithstanding the foregoing, if the Company or Schwab, as the case may be, receives an offer from an unaffiliated third-party to acquire a majority of such party’s securities, businesses or assets (an “Alternative Transaction”), and, in response, such party’s Board of Directors authorizes an process for the solicitation of competing offers for an Alternative Transaction, the other party and its affiliates and their respective representatives shall be released from the restrictions set forth in this paragraph to the extent necessary to compete on an equal footing with such unaffiliated third-party bidder or bidders; provided, that the termination of restrictions as set forth in this sentence shall be subject to the other party’s agreement to abide by the terms of whatever procedures are established by such party for the solicitation to the extent such procedures are agreed to by such other unaffiliated third-party bidder or bidders.

All communication regarding the proposed transaction, requests for additional information, and discussions or questions regarding the procedures, including management meeting requests, shall be submitted or directed only to: For SoundView: Mark Loehr or Jerry Maus and For Schwab: Jim Leonard or Lorraine McDonough.

Please confirm your agreement by signing and returning one copy of this Agreement, which will constitute our agreement with respect to the subject matter of this Agreement.

Very truly yours,

THE CHARLES SCHWAB CORPORATION

/s/ CHARLES GOLDMAN

Name:	Charles Goldman
Title:	Senior Vice President, Corporate Development

Accepted and agreed as of the Effective Date:

/s/ MARK F. LOEHR

/s/ September 22, 2003

Name:	Mark F. Loehr
Title:	Chief Executive Officer

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